                                                               Exhibit 99.h.2

                                                    Dated: As of January 1, 2000

                                    SCHEDULE
                         TO THE ADMINISTRATION AGREEMENT
                             DATED FEBRUARY 15,1997
                                     BETWEEN
                                 HIGHMARK FUNDS
                                       AND

                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

Fees: Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for services rendered to the HighMark California Tax-Free Money Market Fund, HighMark Diversified Money Market Fund, HighMark U.S. Government Money Market Fund, HighMark 100% U.S. Treasury Money Market Fund, HighMark Balanced Fund, HighMark Growth Fund, HighMark Income Equity Fund, HighMark Bond Fund, HighMark Intermediate Term Bond Fund, HighMark California Intermediate Tax-Free Bond Fund, HighMark Value Momentum Fund, HighMark Emerging Growth Fund, HighMark International Equity Fund, HighMark Small Cap Value Fund and HighMark Core Equity Fund and any other portfolios hereafter created by the Trust (the "Portfolios") at an annual rate equal to .20% of the average daily net assets of the Portfolios, which is calculated daily and paid monthly.

Term: Pursuant to Article 9, the term of this Agreement shall commence on January 1, 2000 and shall remain in effect through December 31, 2003 ("Initial Term"). This Agreement shall continue in effect for successive periods of 1 year after the Initial Term, unless terminated by either party on not less than 90 days prior written notice to the other party.